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                                                                    EXHIBIT 99

FOR IMMEDIATE RELEASE

               EMPIRE OF CAROLINA COMMENTS ON RECENT DEVELOPMENTS

         Delray Beach, FL, January 16, 1997 -- Empire of Carolina, Inc. (AMEX:
EMP) announced today that Marvin Smollar, President and Chief Operating Officer, will no longer be involved in the day to day management and operations of the Company. Mr. Smollar remains on the Company's Board of Directors. The Company also reported that Leonard Greenberg resigned from the Company's Board of Directors, effective December 31, 1996.

         The Company further announced that its sales for the fourth quarter of 1996 were significantly lower than expected. The reduced sales volume was due primarily to a lack of re- orders caused by the poor retail season in the toy industry and the lingering effects of the previously discussed production delays at the Company's manufacturing facility in Tarboro, N.C. As a result, management believes that the Company's operating results for the fiscal year ended December 31, 1996 will be significantly below expectations.

         The Company and its lenders have been discussing the effect of the fourth quarter results on the Company's credit arrangements. The lenders are continuing to support the seasonal needs of the Company while constructive discussions are underway to provide a short-term credit accommodation. While the Company believes a mutually satisfactory interim arrangement will be approved by its lenders, no assurance can be given that any such arrangement will be finalized. In the event an arrangement is not finalized, the cash generated from operations may not be sufficient to fund the Company's operations.

         The Company also announced that it has engaged investment bankers to secure the additional financing required by the December 6, 1996 amendment to its senior loan agreement and to evaluate strategic alternatives for enhancing shareholder value. No assurance can be given that the Company will obtain additional financing or will pursue any strategic alternative.

         The Company has engaged the RDR Group, a financial management consulting group with significant experience in the toy industry.
Representatives from RDR are working with the Company to help streamline its financial and operating structure and to assist Steve Geller, Chairman and Chief Executive Officer, in the day to day operations of the business.

         Mr. Geller commented, "We are very disappointed in the Company's recent performance and we are glad to put 1996 behind us. I continue to be pleased with our customers' response to Empire's 1997 product line and the retail take-away of our 1996 product offerings. We have implemented cost cutting measures which we believe will significantly lower our factory overhead and selling, general and administrative expenses. Furthermore, we have rebalanced our product mix to reduce demand on the Tarboro facility and to increase the quantity of product


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sourced through our Hong Kong office. We are optimistic that this plan will enhance our ability to meet our customers' needs."

         This press release contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to various risks and uncertainties which could cause actual results to vary materially from those stated. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect actual results may vary materially from those anticipated, estimated, expected or projected. Such risks and uncertainties include the Company's ability to manage inventory production and costs, to meet potential increases or decreases in demand, potential adverse customer impact due to delivery delays including effects on existing and future orders, competitive practices in the toy and decorative holiday products industries, changing consumer preferences and risks associated with consumer acceptance of new product introductions, potential increases in raw material prices, potential delays or production problems associated with foreign sourcing of production and the impact of pricing policies including providing discounts and allowances. Certain of these as well as other risks and uncertainties are described in more detail in the Company's Registration Statement on Form S-1 filed under the Securities Act of 1933, Registration No. 333-4440. The Company undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

         Empire of Carolina, Inc. designs, develops, manufactures and markets a broad range of basic plastic children's toys. It's Holiday Products Division produces and markets decorative seasonal items including Christmas, Halloween and Easter illuminated products. The Company's full line of basic toys includes the Big Wheel(R) line of ride-on toys, Grand Champions(R) collectible horses, Buddy L(R) cars and trucks, and Power Driver(R) ride-ons.

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